 EXHIBIT 10
MT TRADING LLC
Suite 130
530 Silas Deane Highway
Wethersfield, Connecticut 06109

UPS OVERNIGHT DELIVERY

                                                                                                                                                                                   December 2, 2004

Mr. Ira B. Lampert,
President Concord Camera Corp.
4000 Hollywood Boulevard
Presidential Circle - 6th Floor
North Tower
Hollywood, Florida 33021

Dear Mr. Lampert:

As you know, through my business associates and other relationships, as reported on Schedule 13D and amendments filed by MT Trading LLC, I control more than 15% of the stock of Concord Camera Corp.

I have previously requested that you nominate me for election to the Board of Directors of the Corporation and you have refused. As you know, I represent the shareholders' interests exclusively, with no management position or other conflicting interest and no other allegiances to management. My background as a certified public accountant and professional investor, coupled with my group's substantial shareholdings, suits me perfectly as a highly qualified representative of the shareholders of the Corporation.

Mr. David Hakman has recently submitted his resignation as a director of the Corporation, thus leaving a vacancy to be filled.

I am formally requesting that the Board of Directors nominate me for election to the Board at the next Annual meeting, which we expect to be held in January.

I shall await your response.

Sincerely yours,

Roger Beit